EXHIBIT 10.2

Execution Version

EAGLE HOLDING COMPANY I

929 Front Street

Wilmington, North Carolina 28401

May 11, 2017

David Simmons

Dear David:

Reference is made to (i) the Stockholders Agreement, dated as of May 11, 2017 (the “Stockholders Agreement”), by and among Eagle Holding Company I, a Delaware corporation (together with any successor, the “Company”), Carlyle Partners VI Holdings II, L.P., a Delaware limited partnership, Carlyle Partners VI, L.P., a Delaware limited partnership, CP VI Coinvestment A, L.P., a Delaware limited partnership, CP VI Coinvestment B, L.P., a Delaware limited partnership, Hellman & Friedman Capital Partners VII, L.P., a Cayman Islands limited partnership, Hellman & Friedman Capital Partners VII (Parallel), L.P., a Cayman Islands limited partnership, HFCP VII (Parallel-A), L.P., a Delaware limited partnership, and H&F Executives VII, L.P., a Cayman Islands limited partnership, Hellman & Friedman Capital Partners VIII, L.P., a Cayman Islands limited partnership, Hellman & Friedman Capital Partners VIII (Parallel), L.P., a Cayman Islands limited partnership, HFCP VIII (Parallel-A), L.P., a Delaware limited partnership, H&F Executives VIII, L.P., a Cayman Islands limited partnership, and H&F Associates VIII, L.P., a Cayman Islands limited partnership, Blue Spectrum ZA 2015 L.P., Clocktower Investment Pte Ltd., a Singaporean private limited company and any other Persons who become parties thereto from time to time, to which you have become a party, effective as of the date hereof, (ii) the Stock Option Agreement, dated as of the date hereof, between you and the Company (the “Stock Option Agreement”), (iii) the Eagle Holding Company I 2017 Equity Incentive Plan, dated as of the date hereof (the “Plan”), (iv) the Employment Agreement, dated as of May 17, 2012, by and among you, the Company and Pharmaceutical Product Development, LLC, as may be amended from time to time in accordance therewith (the “Employment Agreement”) and (v) the Merger Agreement (as defined in the Stockholders Agreement). Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Stockholders Agreement and if such capitalized term does not have a meaning ascribed to it in the Stockholders Agreement, such term shall have the meaning ascribed to it in the Stock Option Agreement or the Plan; provided, that “Change of Control Transaction” shall be as defined in the Stock Option Agreement. Notwithstanding anything herein to the contrary, (i) references to Shares or Options held or Beneficially Owned by you shall also be deemed for purposes of the Stockholders Agreement and this letter agreement to include and apply to Shares or Options held or Beneficially Owned by the 2015 Simmons Family Gift Trust U/A June 18, 2015 (“Trust”) and any references herein to “you”, “your Shares”, “Tag-Along Stockholder”, “Participation Stockholder” and “your Registrable Securities” shall be deemed to include, as appropriate, the Shares held by the Trust and such Shares shall be treated consistent with the treatment of your Shares pursuant to the Stockholders Agreement and this letter agreement and (ii) the Trust shall constitute a member of your Manager Group and Shares and Options held or Beneficially Owned by the Trust shall be subject to the Call Right set out in Article X of the Stockholders Agreement (unless as otherwise agreed pursuant to the terms of this letter agreement).

Notwithstanding anything to the contrary in the Stockholders Agreement, the undersigned acknowledge and agree as follows:

1. Transfer Restrictions. Except as may be required by applicable law, the restrictions and limitations set forth in Article IV of the Stockholders Agreement shall cease to apply to Transfers of Shares or Options held or Beneficially Owned by you upon the earliest to occur of (i) the one year anniversary of an IPO (subject to the ability to dispose of Shares necessary to effect the cashless exercise of, or the net settlement of withholding taxes with respect to, any vested Options expiring during such one year period), (ii) a Liquidity Event that occurs prior to an IPO, and (iii) a Change of Control Transaction provided that any securities you receive as consideration in such Change of Control Transaction are listed on a national stock exchange.

2. Tag-Along Rights. In the event that you become a Tag-Along Stockholder pursuant to Section 4.4 of the Stockholders Agreement, any Shares issuable in respect of vested Options held by you whether or not exercised (including any Options that would vest as a result of the consummation of the Transfer to the Proposed Transferee) shall, at your sole discretion, be Tag-Along Shares and shall constitute Shares Beneficially Owned by you for purposes of determining your Tag-Along Pro Rata Portion. Your rights set forth in Section 4.4 of the Stockholders Agreement shall terminate upon the earlier to occur of (i) the one year anniversary of an IPO and (ii) a Liquidity Event that occurs prior to an IPO. With respect to Transfers subject to Section 4.4 of the Stockholders Agreement, if the form of consideration is not solely cash payable in immediately available funds or cash equivalents, you, in your capacity as an Eligible Tag-Along Stockholder, may reasonably request financial and other information in order to reasonably evaluate the consideration proposed to be delivered. In the event that (x) the consideration payable for Shares to be sold pursuant to Section 4.4 of the Stockholders Agreement includes securities and (y) applicable law would require the provision to you, in your capacity as an Eligible Tag-Along Stockholder or Tag-Along Stockholder, of any specified information regarding the Company or any of its parents or subsidiaries, such securities or the issuer thereof that is not otherwise required to be provided for such Transfer pursuant to Section 4.4 of the Stockholders Agreement, then notwithstanding Section 4.4(c)(iv) of the Stockholders Agreement, you, in your capacity as a Tag-Along Stockholder, shall have the right to sell Shares in such proposed Transfer pursuant to Section 4.4 of the Stockholders Agreement; provided, that the Stockholder Sellers shall have the right, but not the obligation, to cause to be paid to you, in your capacity as a Tag-Along Stockholder, in lieu of such securities described in the preceding sentence, an amount in cash equal to the Fair Market Value of such Shares as of the date such securities otherwise would have been issued in exchange for such Shares. You will not be required to agree to a non-compete agreement as a condition to participating in a Transfer as a Tag-Along Stockholder or otherwise in connection with such Transfer (it being understood that any existing non-compete agreement then in effect between you and the Company or one of its parents or subsidiaries shall not terminate solely as a result of such Transfer). For the avoidance of doubt, you shall be deemed to be a Stockholder for purposes of the Stockholders Agreement as long as you hold vested equity in the Company.

3. Drag-Along Right. In the event that you become a Participating Stockholder Seller pursuant to Section 4.5 of the Stockholders Agreement, all Shares issuable in respect of vested “in the money” Options held by you whether or not exercised (including any Options that would vest as a result of the consummation of the Change of Control Transaction) shall constitute Shares held by you for purposes of the calculation set forth in the first sentence of Section 4.5(a) of the Stockholders Agreement (provided, notwithstanding anything to the contrary in Section 4.5 of the Stockholders Agreement, you shall be required to exercise only the applicable “in the money” Options with respect to such Shares in accordance therewith). In the event that (x) the consideration payable for Shares to be sold pursuant to Section 4.5 of the Stockholders Agreement includes securities and (y) applicable law would require the provision to you, in your capacity as a Participating Stockholder Seller or Drag-Along Seller, as applicable, of any specified information regarding the Company or any of its parents or subsidiaries, such securities or the issuer thereof that is not otherwise required to be provided for such Transfer pursuant to Section 4.5 of the Stockholders Agreement, then notwithstanding Section 4.5(f) of the Stockholders Agreement, you, in your capacity as a Participating Stockholder Seller or Drag-Along Seller, as applicable, shall have the right to sell Shares in such proposed Transfer pursuant to Section 4.5 of the Stockholders Agreement; provided, that the Sponsor Investor Sellers shall have the right, but not the obligation, to cause to be paid to you, in your capacity as a Drag-Along Seller, in lieu of such securities described in the preceding sentence, an amount in cash equal to the Fair Market Value of such Shares as of the date such securities otherwise would have been issued in exchange for such Shares. The Drag-Along Right of the Sponsors shall terminate upon the earlier to occur of (i) an IPO and (ii) a Liquidity Event. The Drag-Along Right of the Sponsors shall not include a right to require you to sign a non-compete agreement (it being understood that any existing non-compete agreement then in effect between you and the Company or one of its parents or subsidiaries shall not terminate solely as a result of such Transfer). Any unvested or “out-of-the money” vested Options shall be treated in accordance with the applicable award agreement.

4. Participation Stockholder. With respect to each Post-Closing Issuance for which a Participation Notice is delivered pursuant to Section 6.1 of the Stockholders Agreement, in the event that a Sponsor Investor elects to become an Accepting Participation Stockholder with respect to such Post-Closing Issuance, you will be entitled to participate in such Post-Closing Issuance as a Participation Stockholder; provided, that if such Post-Closing Issuance is for shares of Voting Securities, the Company shall have the right to issue to you securities having the same economic terms and conditions as such Voting Securities but without any voting rights.

5. Put Right.

(a) In the event you incur a Termination of Service as a result of your death or by you for Good Reason, or a Termination of Service by the Company or one of its parents or subsidiaries due to your Disability or without Cause (in each case in this letter agreement as defined in the Employment Agreement, including a notice of non-renewal of the Term of the Employment Agreement by the Company or Pharmaceutical Product Development, LLC (or any successor thereto)), you or your guardian, executor, administrator, or applicable trustee generally having control over your Shares, including the Trustee(s) of the Trust (the “Trustee”) shall have the right (the “Put Right”) to require that the Company purchase all, or any portion of, the Shares held by you or, if applicable, the Trustee and, subject to the proviso in the immediately following sentence, Shares issuable in respect of vested Options held by you or, if applicable, the Trustee (whether or not exercised) on the terms described in this paragraph 5; provided, however, that the Company will not be obligated to purchase any Put Securities (as defined below) if (i) such purchase (or the direct or indirect distribution to the Company by subsidiaries of the Company of the cash necessary to make such purchase) (x) is prohibited by any applicable law or regulation, (y) would violate any financing agreement, indenture or similar document and, in this regard, the Company agrees that it will use commercially reasonable efforts to not agree to such a restriction or permit any subsidiary to agree to such restriction unless such restriction is commercially reasonable in light of the contemplated transaction as determined by the Company in its good faith, or (z) in the good faith determination of the Company’s Board of Directors is reasonably likely to result in the Company and its subsidiaries not retaining sufficient restricted payment capacity under the terms of any financing agreement, indenture or similar document to permit interest payments with respect to outstanding indebtedness of the Company or any of its subsidiaries to be paid entirely in cash (in which event the Put Notice may only be effected once the Company’s and its’ subsidiaries’ restricted payment capacity is sufficient to enable the Put) or (ii) the Company determines in good faith that the Company’s liquidity position is such that the repurchase of the Put Securities would have or reasonably be expected to result in a material negative impact on the operations or financial position of the Company and its parents and subsidiaries (in which event the Put Notice may only be effected once the Company’s liquidity position is sufficient to enable the Put). The Put Right shall be exercised by written notice (the “Put Notice”) to the Company given in accordance with Section 11.7 of the Stockholders Agreement on or prior to the first anniversary of your Termination of Service, which Put Notice shall specify the number of Shares and Shares issuable in respect of vested Options that you or, if applicable, the Trustee is requesting that the Company purchase (the “Put Securities”), provided, however, that if the Company reasonably determines that the repurchase of the Put Securities would otherwise result in any Options (including any Options held by other Service Providers) being classified as a liability as contemplated by Financial Accounting Standards Board Accounting Standard Codification (ASC) Section 718, Compensation — Stock Compensation (FASB ASC 718), including any amendments and interpretations thereto, the Put Right shall not apply to vested Options and any Shares that are to be purchased by the Company or its designee under paragraph 5 of this letter agreement may only be so purchased if and when such Shares have been held by you or the Trustee, as applicable, for at least six months. Any such Put Notice shall be irrevocable. The parties hereto acknowledge and agree that the Company may, at its sole discretion, designate any other Person to purchase all or part of the Put Securities in lieu of the Company in accordance with the time periods set forth in this paragraph 5. The purchase price payable by the Company or its designee (the “Put Purchase Price”) for the Put Securities shall be the amount equal to the Fair Market Value of such Put Securities on the date of delivery of the Put Notice.

(b) Subject to the provisos to the first and second sentences of paragraph 5(a), the purchase of the Put Securities shall take place on the later of (i) the date specified by the Company, which shall in no event be later than thirty (30) days following the determination of the Fair Market Value of the Put Securities or, if the Company does not have sufficient liquidity or sufficient restricted payment capacity as set forth in paragraph 5(a)(i)(z), ten (10) days following the date its liquidity or restricted payment capacity is sufficient to enable the Put, and (ii) within ten (10) days following the receipt by the Company of all necessary governmental approvals. On such date, you or, if applicable, the Trustee shall transfer the Put Securities to the Company or its designee, free and clear of all liens and encumbrances, by delivering to the Company or its designee the certificates representing the Shares to be purchased, duly endorsed for transfer to the Company or its designee or accompanied by a stock power duly executed in blank, and the Company or its designee shall pay to you or, if applicable, the Trustee the Put Purchase Price.

(c) The Company shall be entitled to deduct and withhold from any amounts payable to you or, if applicable, the Trustee pursuant to this paragraph 5 such amounts as it is required to deduct and withhold under all applicable tax laws and such amounts so withheld shall be treated for all purposes of this letter agreement as having been paid to you or the Trustee, as applicable.

(d) The Put Right shall terminate on the one year anniversary of an IPO.

6. Call Right.

(a) Notwithstanding anything to the contrary in Article X of the Stockholders Agreement, if (i) you incur a Termination of Service without Cause or by you for Good Reason, (ii) within six months following such Termination of Service, a Qualifying Post-Termination Event is consummated and (iii) prior to the consummation of such Qualifying Post-Termination Event, Shares or other Equity Securities had been repurchased from you pursuant to Article X of the Stockholders Agreement, you shall receive a cash payment equal to the excess (if any) of (x) the Fair Market Value of the consideration that would have been paid to you in respect of such Shares or other Equity Securities upon the consummation of the Qualifying Post-Termination Event had such Shares or other Equity Securities not been repurchased pursuant to Article X of the Stockholders Agreement over (y) the consideration paid to you in respect of such repurchase of Shares pursuant to Article X of the Stockholders Agreement.

(b) Notwithstanding anything to the contrary in Article X of the Stockholders Agreement, Article X shall terminate in respect of Shares held by you upon the earlier to occur of a (i) Change of Control Transaction and (ii) an IPO. Notwithstanding any provisions of the Plan or any Option award agreement incorporating the terms of the Plan, the Call Right provided in Article X of the Stockholders Agreement (as modified herein) shall exclusively govern, and any similar call rights established by the Plan or Option award agreement incorporating the terms of the Plan, will not be applicable. For the avoidance of doubt, however, in the event of any Termination of Service in which Options may remain eligible to vest in the future (either as a result of a Qualifying Post-Termination Event or the occurrence of a subsequent Liquidity Event), any Shares acquired upon the exercise of such Options following vesting shall be subject to repurchase under Article X of the Stockholders Agreement commencing on the date of exercise of any such Options and ending one year thereafter.

(c) For purposes of the Stockholders Agreement and this letter agreement, (i) the covenants applicable for the determination of a Restrictive Covenant Breach shall be limited to Sections 5(a) and (b) of your Employment Agreement, as in effect on the date hereof and (ii) no Restrictive Covenant Breach shall have occurred unless the applicable conduct continues following the cure period described in the Stockholders Agreement.

(d) Notwithstanding anything in the Plan, the Stockholders Agreement or this letter agreement to the contrary, in the event the Repurchase Period (as modified by this letter agreement) would otherwise expire prior to the later of (i) the 10th day after the last date any of the Principal Stockholders makes its determination of the value of the Company as of the most recently completed calendar quarter for purposes of reporting such value to its limited partners (such date of determination, the “Quarterly Valuation Date”) or (ii) the date the Independent Expert makes its determination of Fair Market Value (such date of determination, the “Expert Valuation Date”), the Repurchase Period shall automatically be extended until the 10th day after the Quarterly Valuation Date or Expert Valuation Date, as applicable. Notwithstanding anything in the Stockholders Agreement (as modified by this letter agreement) or this letter agreement to the contrary, in the event of a Termination of Service in which Section 2.1(b)(iii), Section 2.2(c), Section 2.3(c) or Section 2.5, in each case, of the Stock Option Agreement applies, then Shares issuable with respect to any Options that may become vested pursuant to such Sections (other than Section 2.5 of the Stock Option Agreement) on or prior to a Change of Control Transaction or an IPO shall not be repurchased by the Company until such Options become vested and Shares issuable with respect to any Options that become vested under Section 2.5 of the Stock Option Agreement on or prior to a Change of Control Transaction or an IPO shall not be repurchased by the Company until the earlier of the date such Options become vested or the first anniversary of your Termination of Service.

(e) Notwithstanding anything in the Plan, the Stockholders Agreement or this letter agreement to the contrary, for purposes of Section 10.3(b)(ii) of the Stockholders Agreement, the purchase price paid for each Share received by you pursuant to the Rollover Agreement entered into by you, dated as of April 26, 2017, shall be deemed to be $27.086 less any amounts paid to you by way of dividends and/or distributions of any kind with respect to such Share (such price as proportionately adjusted for any stock split, reverse stock split or similar event with respect to the Shares occurring after the Closing).

7. Fair Market Value; Dividend Payments.

(a) Notwithstanding anything in the Plan, the Stockholders Agreement or this letter agreement to the contrary, in each case in which the term “Fair Market Value” is used in the Stockholders Agreement or this letter agreement, it shall have the following meaning to the extent used with respect to you or your Shares or Options, except in the event of a Termination of Service for Cause or in connection with a Restrictive Covenant Breach, (i) Fair Market Value shall be determined as of the last day of the most recently completed calendar quarter and without regard to any minority, illiquidity, lack of marketability or similar discounts, (ii) in no event shall Fair Market Value be less than the average of the values of the Company determined by the Principal Stockholders and reported to the limited partners of the Principal Stockholders as of the last day of the most recently completed calendar quarter, and (iii) in the event you disagree with the Company Board’s determination of Fair Market Value in accordance with the foregoing, you may request an independent third party to determine the relevant Fair Market Value (the “Independent Expert”). The Independent Expert shall be selected by the Company from one of (a) a nationally recognized investment bank, (b) a nationally recognized accounting firm, (c) a nationally recognized valuation expert or (d) Duff & Phelps Corporation, subject to your approval (such approval not to be unreasonably withheld or delayed in the case of an Independent Expert selected pursuant to clause (a), (b), or (c)) and shall determine the relevant Fair Market Value within 30 business days of the date of its appointment, or such longer period as the Company and you may agree. The Independent Expert’s decision shall be (in the absence of manifest error) final and binding on the parties hereto. In the event the Independent Expert determines that the relevant Fair Market Value is less than 110% of the value determined by the Company Board in accordance with clauses (i) and (ii) of the first sentence of this Section 7(a), you shall pay all of the fees and expenses of the Independent Expert, failing which the Company shall pay all of the fees and expenses of the Independent Expert.

(b) With respect to any dividend equivalents payable in respect of any unvested Options which remain unpaid at the time of any Termination of Service (“Unvested Dividend Payments”), to the extent that any of such Termination of Service, a Qualifying Post-Termination Event or a subsequent Liquidity Event results in vesting of the Options to which the Unvested Dividend Payments relate, such Unvested Dividend Payment shall be paid within five (5) business day following the date upon which the applicable Options vest. In addition, in the event you incur a Termination of Service as of result of your death or by you for Good Reason, or a Termination of Service by the Company or one of its parents or subsidiaries due to your Disability or without Cause (including a notice of non-renewal of the Term of the Employment Agreement by the Company or Pharmaceutical Product Development, LLC (or any successor thereto)), you or your Trustee (as defined in paragraph 5(a)) shall be paid the unvested dividend equivalents on any vested Options on the 60th day following the date of such Termination of Service.

8. Definition of “Same Terms and Conditions”. Notwithstanding clause (b) of the definition of “Same Terms and Conditions”, in any transaction in which you are to receive consideration on the Same Terms and Conditions as the Sponsor Investors, the form of consideration paid to Sponsor Investors, on the one hand, and you, on the other hand, may (without your consent) differ only if payment of the same form of consideration (i) is not permitted by applicable law, (ii) would require additional information disclosure to you that is not provided to the Sponsor Investors or (iii) would require additional disclosure to, or approvals or consents of, regulatory authorities that would not be required in connection with the payment of such form of consideration to the Sponsor Investors; provided, that if such consideration is for shares of Voting Securities, you may receive securities having the same economic terms and conditions as such Voting Securities but without any voting rights.

9. SEC Filings. The Company shall file a Registration Statement on Form S-8 (or its successor form), if then available, and which Registration Statement contains a “reoffer prospectus” naming you as a reseller of control securities (as such terms are defined in Instruction C to the General Instructions to Form S-8) with the SEC no later than five (5) business days after the date of an IPO covering any Shares subject to the Option granted to you under the Stock Option Agreement that have vested or remain eligible to vest as of such date.

10. Amendments. (a) No amendment or modification to the Stockholders Agreement that adversely affects the Manager Groups shall be effective against the Manager Groups unless the Managers who are officers of the Company or its subsidiaries with a title of, and more senior to, Senior Vice President (the “Senior Managers”), consent to such amendment or modification in writing, provided, that such consent will be effective at such time as the Senior Managers then holding a majority of Shares held by all Senior Managers provide such consent, provided, further, that all outstanding vested Options of the Senior Managers shall be included as Shares for the purposes of the foregoing calculation. No amendment or modification to the Stockholders Agreement that adversely affects your rights or obligations under the Stockholders Agreement in a manner that is materially disproportionate to the manner in which it adversely affects the rights or obligations of the Senior Managers as a whole shall be effective against you unless you consent to such amendment or modification in writing. Notwithstanding any provision of this letter agreement to the contrary, in no event shall this letter agreement be amended without your consent.

11. Termination. So long as you hold Shares or Options, no termination of the Stockholders Agreement prior to the consummation of a Change of Control Transaction will be effective against you unless you consent to such termination in writing, provided, however, that a termination of the Stockholders Agreement effective in connection with an IPO will be effective against you (whether or not you consent) if (i) your rights under Article V survive such termination or (ii) you are otherwise granted registration rights with respect to your Registrable Securities that are not, in any material respect, less advantageous to you than your rights under Article V and provided, further, that in the event of an IPO that occurs after the termination of the Stockholders Agreement but during which the transfer restrictions set forth in Article IV of the Stockholders Agreement (as amended by paragraph 1 of this letter agreement) continue to apply, then the rights set forth in Section 4.4 of the Stockholders Agreement (as amended by paragraph 2 of this letter agreement) shall continue to apply until the earlier of (x) such transfer restrictions ceasing to apply and (y) the one year anniversary of such IPO. Nothing herein shall be deemed to waive your rights under paragraph 9 of this letter agreement which shall survive any termination of the Stockholders Agreement.

12. Certain Arbitration Matters. For the avoidance of doubt, notwithstanding paragraph 13 below, any dispute regarding the nature of your Termination of Service, including, without limitation, whether “Cause” existed, shall be resolved for all purposes by arbitration proceedings in Wilmington, North Carolina in accordance with the arbitration terms and conditions set forth in the Employment Agreement.

13. Miscellaneous; Incorporation by Reference. This letter agreement shall be deemed to amend the Stockholders Agreement solely with respect to the matters set forth herein, and (subject to paragraph 10 above) in the event of any conflicts between this letter agreement and the Stockholders Agreement, this letter agreement will control (notwithstanding the fact that you may execute the Stockholders Agreement after this letter agreement). Except as expressly amended herein, the Stockholders Agreement shall remain in full force and effect. Sections 11.2, 11.4, 11.5, 11.7, 11.8 (subject to paragraph 12 hereof), 11.9, 11.10, 11.11, 11.12 (subject to paragraph 11 hereof), 11.13 (subject to the terms of this letter agreement with respect to such subsequent Shares or Options) and 11.14 of the Stockholders Agreement are incorporated by reference herein and shall apply to this letter agreement (and the Stockholders Agreement as amended hereby), mutatis mutandis.

14. Company Representations. The Company represents and warrants to you that (i) the execution, delivery and performance of this letter agreement has been fully and validly authorized by all necessary corporate actions, including any approvals required by the board of directors of the Company pursuant to the Stockholders Agreement, (ii) the officer signing this letter agreement on behalf of the Company is duly authorized to do so and (iii) upon execution and delivery of this letter agreement by you and the Company, it shall be a valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally.

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Very truly yours,

EAGLE HOLDING COMPANY I

By:	/s/ P. Hunter Philbrick
Name: P. Hunter Philbrick
Title: Vice President

Accepted and agreed:

/s/ David Simmons
David Simmons

[Additional Signature Page Follows]

CARLYLE PARTNERS VI HOLDINGS II, L.P.

By:	TC Group VI, L.P., its General Partner

By:	/s/ Stephen H. Wise
Name: Stephen H. Wise
Title: Authorized Person

HELLMAN & FRIEDMAN CAPITAL PARTNERS VIII, L.P.

By:	Hellman & Friedman Investors VIII, L.P., its General Partner
By:	H&F Corporate Investors VIII, Ltd., its General Partner

By:	/s/ P. Hunter Philbrick
Name: P. Hunter Philbrick
Title: Vice President

HELLMAN & FRIEDMAN CAPITAL PARTNERS VII, L.P.

By:	Hellman & Friedman Investors VII, L.P., its General Partner
By:	H&F Corporate Investors VII, Ltd., its General Partner

By:	/s/ P. Hunter Philbrick
Name: P. Hunter Philbrick
Title: Vice President